                                                                   Exhibit 10.20

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

N2K, Inc.                                         Content and Services Agreement
Effective As of May 21, 1997                                              Page 1

                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

     This Content and Services Agreement (the "Agreement") is between WebTV Networks, Inc., with offices at 305 Lytton Avenue, Palo Alto, CA 94301 ("WNI") and N2K Inc., with offices at 55 Broad Street, 10th Floor, New York, New York 10004, ("Partner") and sets forth the principal terms and objectives of the parties with respect to their agreement to feature Partner's content within WNI's WebTV Network(TM) Internet service, effective as of May 21, 1997.

THE OBJECTIVES

     WNI and Partner agree that their mutual goal is to work in partnership to integrate Partner's content into WNI's Internet service, such that both parties realize benefits from such presentation and utilization of Partner's content by WebTV Network users. It is agreed that by presenting Partner's content in a uniquely useful and appealing way to WNI's increasingly broad subscriber base, that Partner will incur increased network traffic, presence and market appeal for its content and service offerings. It is further agreed that Partner's content will augment both the desirability and utility of the WebTV Network to its subscribers and further broaden the appeal of WNI's WebTV(TM) product and services.

     The parties, therefore, agree to the following terms, which support their mutual goals and agreements, though it is recognized that due to the newness of such endeavors and the evolving and increasingly competitive nature of the Internet that, in the enactment of this partnership, both parties will need to exert their best efforts in unanticipated ways to bring about the success of this Agreement, such as being prepared to engage in further discussion and negotiation of various emerging issues or unexpected conditions that need to be resolved between the parties as time passes and market assumptions are tested.

BASIC TERMS OF AGREEMENT

1. DEFINITIONS. All terms shall have the meanings normally associated with such terms unless otherwise defined in Exhibit A. Partner's content (hereinafter called "Partner Content") shall be described in detail within this Exhibit.

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N2K, Inc.                                         Content and Services Agreement
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2.   OBLIGATIONS OF THE PARTIES. The parties shall perform the following to fulfill the terms and intent of this Agreement:

     WNI shall

          a. Provide development guidance to Partner, commencing with a project manager to interface between WNI's various departmental teams and Partner, including as needed technical support, engineering contacts and information, marketing and product planning information and other support necessary to enable Partner to work and interface effectively with WNI.

          b. Feature Partner Content on the WebTV Network in a position of prominence based upon the mutual understandings described in Exhibit B.

          c. Provide information and feedback to Partner on its editorial needs and requirements, including, when available, user testing and/or survey results on the use of Partner Content by WNI subscribers, user complaints or problems (if any), and statistical information on usage and satisfaction levels of WNI subscribers, when available.

          d. Advance information on new tool features, capabilities or technical developments that would have an impact on Partner Content or on the format, structure, style or maintenance of Partner Content on or for the WebTV Network.

     Partner will

          e. Create a customized, appealing Web page for the initial presentation of the Partner Content within the WebTV Network (called the "Entrance Page") which shall be specifically tailored to the look and feel of the WebTV Network (using WNI's Style Guidelines) so as to be easily interpreted by WNI subscribers and identifiable as a WebTV Network feature.

          f. Maintain its own standards of creative and editorial control over Partner Content featured on the WebTV Network including the text and/or graphic used to link from WebTV Network to Partner Content.

          g. Make Partner Content (including the Entrance Page) available to WebTV Network subscribers and provide sufficient computing performance to service the demand placed upon the Partner Content by WNI subscribers at the same or greater levels of performance provided by the WebTV Network as a whole.

3. GRANT OF RIGHTS. Subject to the terms and conditions of this Agreement, Partner grants to WNI a nonexclusive worldwide right and license to (i) copy, use, and distribute excerpts of the Partner Content excluding sound recordings, sound samples, video samples, or other live or prerecorded audio, video, or music programming for the purpose of marketing, promoting and advertising the WebTV Network and (ii) distribute, display and perform the Partner Content only on the WebTV Network. Other than as specifically described in this Agreement, nothing else herein grants or shall be

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     construed as granting to either party any licenses or other rights in, to or under the Partner Content, the WebTV Network or WNI Software, or any Intellectual Property Rights embodied therein.

4. REVENUE SHARING. WNI and Partner shall share revenue generated as a result of WebTV Network traffic on Partner Content pages (as determined by usage originating from the webtv.net domain). Revenue sharing shall be conducted according to Exhibit C.

5. PROMOTIONS AND CO-MARKETING. The parties agree to the types of marketing promotions and co-marketing opportunities as described in Exhibit D, as well as the distribution, ownership and sharing of subscriber information and statistical data described in Exhibit D.

6. UI OWNERSHIP AND EDITORIAL CONTROL. The parties will cooperate to insure that the user interface will be of the highest quality in terms of style, graphics and functionality. Both parties shall retain ownership, and control use of their respective marks, copyrights logos, look-and-feel, and any other proprietary materials and content, except that the parties agree that any unique look-and-feel developed for use with the WebTV Network, as identified and agreed by the parties, and therefore identifiable with the WebTV Network shall be used exclusively for WNI. In addition, the parties agree that Partner shall maintain creative and editorial control over Partner Content featured on the WebTV Network and shall use its best efforts to ensure that all Content is of the highest quality and appropriateness for the WebTV Network, except that WNI shall have the right to object to materials which it deems inappropriate or objectionable (see "Objectionable Material" in the Definitions (Exhibit A) and in Featuring of Content (Exhibit B)), whereupon Partner agrees that such materials may be blocked, at WNI's expense, from viewing over the WebTV Network (if another solution cannot be agreed to).

7. CUSTOMER SUPPORT. Partner shall provide WNI with the following support services (the "Primary Support") within thirty (30) days after the execution of this Agreement, so that WNI may provide WebTV users with the necessary customer support (the "Secondary Support") for Partner Content: i.) Answers to the most frequently asked questions (FAQs) and periodic updates as necessary; ii.) Direct basic training of WNI customer support personnel with respect to the Partner Content; iii). A 24-hour, 7-day-a-week live Partner support contact who shall be available to answer all reasonable questions and address problems regarding the operation of the Partner Content and iv.) Forward to a URL specified by WNI on an ongoing basis all specific support and feedback-related e-mails from WebTV users to Partner. In the event that the Partner Content exceeds WNI's service capacity (approximately 25 calls per day or calls exceeding 20 minutes), WNI shall provide written notice to Partner of this problem and the two parties shall work together to resolve the problem within 48 hours. If the problem cannot be resolved within 48 hours, WNI reserves the right to remove Partner Content from the WebTV Network until the problem has been fixed.

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8.   TECHNICAL STANDARDS. The parties shall abide by the technical standards for response-time service, downtime, redundancy and failure procedures as enumerated in Exhibit E.

9. CONFIDENTIALITY. The parties shall abide by the terms of the Non-Disclosure Agreement previously entered into between the parties on January 10, 1997.

10.  INDEMNIFICATION AND LIMITS ON LIABILITY.

          a. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT WNI MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE WNI SOFTWARE OR WEBTV NETWORK, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

          b. INDEMNIFICATION. Partner agrees to hold harmless, indemnify and defend WNI, its officers, directors and employees, and its OEM's from and against any losses, damages, fines, product liability, transactions by Partner over WebTV Network including, but not limited to, sales of products or services by Partner or third parties for Partner, and expenses (including attorneys fees and costs) arising out of or relating to any claims that the Partner Content is false, libelous, defamatory, obscene, invades privacy, or infringes any third party Intellectual Property Rights.

          c. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE.

11. TERM. The term of the Agreement will be for 12 months from the date Partner Content is featured on the WebTV Network, which term shall be subject to termination if either party fails to perform its obligations under this Agreement or fails to cooperate to mutually accomplish the goals of this Agreement. Such right to terminate this Agreement may be effected by either party with written notice to the other, providing a description of the failure to perform with a request for a cure within thirty (30) days, if such failure is of a material obligation, or with a request for a cure within sixty (60) days, if such failure is of a non-material obligation. The failure to remedy the default within the specified period will result in the termination of this Agreement.

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N2K, Inc.                                         Content and Services Agreement
Effective As of May 21, 1997                                              Page 5

12.  GENERAL PROVISIONS.

          a. NOTICES. Unless otherwise provided in this Agreement, all notices, required under this Agreement shall be in writing and shall be effective for all purposes upon receipt. Notices shall be sent to:

                    WebTV Networks, Inc.     N2K, Inc.

                    305 Lytton Avenue        55 Broad Street, 10th Floor

                    Palo Alto, CA 94301      New York, New York  10004

                    Att: Legal Department    Att:  J.J. Rosen

          b. INDEPENDENT CONTRACTORS. In the course of performing under this Agreement, each of the parties will operate as, and have the status of, an independent contractor and will not act as or be an agent, co-venturer, employee or fiduciary of the other party.

          c. ASSIGNMENT. Partner shall not transfer or assign any rights or delegate any obligations under this Agreement (whether voluntarily or by operation of law) without the prior written consent of WNI. WNI shall have the right to transfer this Agreement, and assign all of its rights and delegate all of its obligations hereunder, to any Affiliate, and to any successor.

          d. SEVERABILITY. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

          e. EXPORT CONTROL. Each party shall be responsible for insuring that it complies with all laws and regulations of the United States government relating to the export from the United States of content, technical information or technical data or products made using technical information or technical data or products received from the other party under this Agreement.

          f. GOVERNING LAW. This Agreement shall be governed by and construed under, and in accordance with, the laws of the State of California. The parties hereby submit to the personal jurisdiction of, and agree that any legal proceeding with respect to or arising under this Agreement shall be brought in, the United States District Court for the Northern District of California or the state courts of the State of California for the County of Santa Clara.

          g. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement (including exhibits and schedules and the referenced Non-Disclosure Agreement) constitutes the entire Agreement of the parties concerning its subject matter and supersedes any

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               and all prior or contemporaneous, written or oral negotiations, correspondence, understandings and Agreements respecting the subject matter of this Agreement.

          h. FORCE MAJEURE. Neither party shall be liable to fulfill its obligations under this Agreement, or for delays in performance, due to causes beyond its reasonable control including but not limited to acts of God, acts of omissions of civil or military authority, fires, strikes, floods, epidemics, riots, acts of war.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last written below:

     On behalf of                            On behalf of
     WebTV Networks, Inc.                    Partner

     By:  /s/ Zara Haimo                     By:  /s/ JJ Rosen
          ------------------------------          -------------------------

     Name: Zara Haimo                        Name:JJ Rosen
                                                  -------------------------

     Title:    VP Content & Service          Title:SUP/GM
               WebTV Networks, Inc.               -------------------------


     Date:5/21/97                            Date:5/21/97
          ------------------------------          -------------------------

                        WebTV Networks, Inc. Confidential
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N2K, Inc.                                         Content and Services Agreement
Effective As of May 21, 1997                                              Page 7

                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

                                    EXHIBIT A

                                   DEFINITIONS

Except as defined below or as defined above within the body of the Agreement, all terms have their ordinary and regular meanings within the context of this Agreement.

PARTNER CONTENT. The content provided by Partner shall be its own proprietary content as is specifically described and delineated below:

     Partner's Music Boulevard online music store, Rocktropolis, Jazz Central Station, Classical Insites, Stones World, The Official David Bowie Web

     Site, and other content created by Partner.

OBJECTIONABLE MATERIALS. Objectionable materials will include any Partner
     Content that is: a) factually inaccurate, misleading, deceptive, not containing the most up-to-date version of such content which is available from the Partner, or is otherwise inappropriate for WNI's target market as determined exclusively by WNI; b) which infringes or may be perceived as infringing any intellectual property rights; c) which may be deemed to be libelous, defamatory, obscene or pornographic or which may violate other civil or criminal laws; including those regulating the use and distribution of content on the Internet and protection of personal privacy; d) which, if deemed objectionable for any reason for children by WNI and cannot be presented or utilized in such a way which allows access to such materials strictly to adult users of the WebTV Network; or e) which, upon presentation, generates complaints from WebTV Network subscribers such that WNI regards the continuing presentation of such content to be contrary to the overall goals of the WebTV Network.

OTHER TERMS. Not Applicable

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                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

                                    EXHIBIT B

                              FEATURING OF CONTENT

1. FEATURING OF PARTNER CONTENT ON THE WEBTV NETWORK. WNI shall feature the Partner Content within the WebTV Network in such a way as to provide ready access to such content by WebTV Network subscribers. Such access (which shall be initiated through the Partner's Entrance Page) shall point to Partner's Content for Term of the Agreement.

2. CO-BRANDING. Any co-branded pages as defined pursuant to paragraph 2 e. of this Agreement, including Partner's Entrance Page, shall have the WebTV logo according to WNI's branding guidelines.

3. FEATURED POSITION. WNI shall provide a link to the Partner's Entrance Page within the WebTV Network which puts Partner Content in a position of prominence. Access to Partner Content, however, shall remain within WNI's sole discretion. In the event of substantive changes in the character, quality or partnership performance of Partner, WNI may remove the link to Partner Content based on the notification period agreed to in this Agreement for removal of the Partner Content, should the issues remain unresolved by the parties. Further, WNI will explore additional opportunities to feature Partner Content on the WebTV Network.


4. OBJECTIONABLE MATERIAL. Partner shall ensure that Partner Content is accurate to reasonable standards, does not infringe third party Intellectual Property Rights, and is of high quality. At WNI's request, Partner shall provide support for one or more "KidSafe" access technologies selected and used by WNI. In addition, if WNI finds Partner Content objectionable, WNI shall forward a written explanation of its objection(s) to Partner. Partner shall review the objection(s) within 24 hours and work with WNI to determine a mutually agreeable solution to resolve the objection(s). WNI reserves the right, to be exercised in its sole discretion, to disconnect the Partner Content if, after 48 hours the parties do not reach a mutually agreeable solution. In all cases, Partner shall comply with all applicable laws and regulations governing the use and distribution of content on the Internet or World Wide Web.

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                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

                                    EXHIBIT C

                              REVENUE SHARING TERMS

Revenue sharing between the parties will be provided as follows:

1. TYPES OF REVENUE INCLUDED. The categories of revenue generated by this Agreement to be included for revenue sharing shall include:

          Advertising revenue, premium service revenue (including but not limited to periodic pay-per-view, pay-per-play, or loyalty type programs), and transaction revenue (including but not limited to revenues from merchandising products/services, other promotions, and follow-on transactions)

2. PERCENTAGE SPLITS. The parties shall receive the following percentages of the Partner realized revenue generated as a result of WebTV Network subscribers visiting Partner Content, calculated after the deduction of the costs (listed in part 3 of this Exhibit C) on a monthly basis as follows:

     Type of Revenue Stream        Partner % Share          WNI % Share

     Advertising revenue              [****]                   [****]


     During the first ninety (90) days, following execution of this Agreement, Partner shall receive all advertising revenue generated as a result of WebTV Network subscribers visiting Partner Content. Thereafter, the revenue generated shall be split as described in Section 2 of Exhibit C.

     The percentage splits for premium service revenue and transaction revenue shall be adhere the following schedule:

          (a) Partner will pay to WNI a royalty of [****] of the selling price of Music Boulevard music products, such as, but not limited to, CDs, tapes, and records, sold by Partner to WebTV Network subscribers who have linked from the WebTV Network prior to making a purchase (excluding shipping, handling, database processing fees, and credit card validation fees). In the event Partner offers WebTV Network subscribers multiple payment methods for purchases of

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          Partner products, Partner agrees to evaluate ways to differentiate purchases made by WebTV Network subscribers from all other purchases.

          (b) For all other items sold by Partner in Music Boulevard through the WebTV Network and not covered in paragraph (a) above such as but not limited to videos, apparel, memorabilia, and event tickets, Partner will pay to WNI [****] of the net profits of these items. For purposes of this agreement, net profit is defined as the selling price of the item (excluding charges to customers such as shipping, handling, database processing fees, credit card validation fees, pick and packaging fees, and database and music licensing fees) minus the wholesale cost Partner paid for the item. In the event Partner offers WebTV Network subscribers multiple payment methods for purchases of Partner products, Partner agrees to evaluate ways to differentiate purchases made by WebTV Network subscribers from all other purchases.

     WNI and Partner shall each receive an annual statement of revenues, the calculation of the percentages, payments made and a verification of accuracy from an officer of the other party regarding the revenue share payments and report. Either party may elect to perform an audit of such revenue sharing calculations at its own expense, which audit costs shall be borne by the other party, should the originating party's payments differ by more than [****] of the audited result.

3. DEDUCTIBLE COSTS. The following costs shall be netted out of the gross advertising revenues received by either party for Partner Content revenue sharing purposes:

          Any applicable sales, use value-added or withholding taxes, export duties or similar charges to be paid or withheld by Partner. In addition, and in no event to exceed [****], advertisement barter revenues and amounts allocable to any credits or refunds, (including but not limited to amounts credited for bad debts or fraud), any direct cost of collection, any internal or external sales commissions, any third-party agency fees, and any license fees or royalties paid by Partner in connection with delivering advertising.

4. PAYMENTS. Partner shall provide WNI with a written statement setting forth the gross advertising revenue received during each calendar quarter within thirty (30) days of the last day of such quarter, and shall pay WNI its share of the gross advertising revenue at such time. All payments shall be mailed to WNI at the address set forth above, attention Finance Department. Collection of advertising receivables shall remain the sole responsibility of Partner. Late payments shall be charged interest at a rate of [****] per month, or the maximum rate allowed by law, whichever is less.

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5.   SALE OF ADVERTISING INVENTORY. Partner will use the same reasonable commercial efforts to sell advertising on Partner Content web sites that are accessed through the WebTV Network that Partner uses to sell advertising on Partner's web sites not on the WebTV Network.

6. TRANSACTIONS. Partner will be solely responsible for all aspects of transactions made by WebTV Network users including, but not limited to, merchandising, fulfillment, warranties, and customer service.

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                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

                                    EXHIBIT D

                           PROMOTIONS AND USE OF DATA

1. PROMOTIONS/CO-MARKETING. The parties agree to the following types and schedules of marketing promotions and co-marketing opportunities:

     a.   On-line promotions of Partner Content on the WebTV Network.

     b.   On-line promotions of the WebTV Network on Partner Content.

     c. A public announcement by the parties regarding the establishment of this relationship, subject to the approval of the respective parties.

     d. Both parties agree to make reasonable commercial efforts to include the other party in promotions. Promotions may include without limitation demonstrations of the Partner Content and the WebTV Network at trade shows, in marketing brochures, on television and in print advertising campaigns. Such promotions may include without limitation screen shots displaying WNI or Partner logo, and/or screen shots of Partner Content displayed on the WebTV Network.

2.   INDIVIDUAL USER DATA AND USAGE.

     a. OWNERSHIP. Any individual user data previously owned by WNI or Partner will remain the property of that party. No rights or interests of any nature in or to such data are transferred or granted hereunder, however, any information directly gathered by Partner on WebTV Network users shall be co-owned by WNI. Partner shall share any and all information gathered on WebTV Network users to WNI upon WNI's request.

     b. STATISTICAL INFORMATION. WNI and Partner agree to share, via secure electronic transfer, (i) from WNI, such aggregated statistical information, taking into account privacy issues, regarding the breakdown of WebTV Network users who access the Partner Content web site and (ii) from Partner such information regarding traffic and usage patterns of the Partner Content Web site. Partner shall provide information to WNI regarding WebTV Network subscriber usage statistically as well as specific subscriber feedback of the Partner Content when available.

     c. DISTRIBUTION. In order to ensure the high-quality delivery of the Partner Content, Partner further agrees that WNI and its network service providers may cache the Partner Content on WNI's servers and consents to such caching. WNI will either provide Partner with information regarding the number of ad impressions and click-throughs or WNI will allow Partner to gather this information directly.

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     d.   PROHIBITED USAGE. Partner may not use, sell nor distribute to any third party any specific information about WebTV Network users without the express prior written consent of WNI. WNI may not use, sell nor distribute to any third party any specific information collected and provided by Partner to WNI about WebTV Network users' interaction with Partner Content without the express written consent of Partner. Partner may not directly solicit individual WebTV Network users without the express written consent of the WebTV Network user. Aggregated statistical information about WebTV Network users is to be considered Confidential Information of WNI under the Non-Disclosure Agreement previously signed by the parties and as such may not be used, sold or distributed to other parties by Partner, except as an indistinguishable part of aggregated statistical information about the Partner Web site's overall user base. Partner may not direct market products or services or allow any third party to direct market products or services to WebTV Network users without the express written consent of WNI which shall not be unreasonably withheld. WNI maintains the right to change its policies regarding privacy issues for its users and the sharing of WebTV Network user information with Partner. Any such changes shall remain in conformance with industry standards for privacy on the Internet.

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                              WEBTV NETWORKS, INC.
                         CONTENT AND SERVICES AGREEMENT

                                    EXHIBIT E

                         TECHNICAL PERFORMANCE STANDARDS

The following performance standards will be upheld for the term of the Agreement.

1. EQUIPMENT. Partner will host the Partner Content on the Partner Web site. The Partner Web site, and the software, hardware, server IP address(es), domain name(s), communications links and all other equipment used in connection with the Partner Web site, shall be operated, maintained, provided, obtained and supported, as the case may be, by Partner, with the possible exception of an Entrance Page that, at WNI's discretion, would be hosted on the WebTV Network.

2. ESCALATION PROCEDURES. The parties mutually agree to meet the highest level of technical performance standards. The parties shall provide each other with a technical contact person including name and telephone number for 24 hours a day, seven days a week availability. In addition, if WNI finds Partner Content is not meeting the appropriate level of technical performance, WNI shall forward a written explanation of the technical performance issue(s) to Partner. Partner shall review the technical performance issue(s) within 24 hours and work with WNI to determine a mutually agreeable solution to resolve the technical performance issue(s). WNI reserves the right, to be exercised in its sole discretion, to disconnect Partner Content if, after 48 hours the parties do not reach a mutually agreeable solution.

3.   NOTIFICATION OF MODIFICATIONS.

     a. PARTNER MODIFICATIONS. If Partner desires to modify the general subject matter or the technical specifications of the Partner Content in any material respect, Partner shall notify WNI at least thirty (30) days prior to implementing such a modification. If, after the modification of the Partner Content, the original description or the technical characteristics of the Partner Content is no longer accurate or does not meet the Technical Performance Standards, WNI may thereafter, at its option (i) remove the Partner Content from the WebTV Network until the Partner Content conforms to such description; or (ii) terminate this Agreement upon notice to Partner.

     b. WNI MODIFICATIONS. If WNI intends to modify the technical characteristics of the WebTV Network, WNI shall notify Partner at least thirty (30) days prior to such modification of the Partner Content, if feasible under the circumstances. Partner shall use commercially reasonable efforts to conform the Partner Content to such modified technical characteristics within thirty (30) days from its receipt of such notice.